Exhibit 3.3

                       First Amendment to
                Agreement of Limited Partnership


     This First Amendment (the "Amendment") to that certain Agreement of Limited Partnership of Sprint Spectrum L.P. (formerly known as MajorCo Sub, L.P.), dated as of March 28, 1995 (the "Agreement") between Sprint Spectrum Holding Company, L.P. (formerly known as MajorCo, L.P.) and MinorCo, L.P. is effective as of February 29, 2000. Capitalized terms used herein and not otherwise defined have the meaning given them in the Agreement.

     1. Modification to Section 1.3. Section 1.3 of the Partnership Agreement is deleted in its entirety and replaced with the following language:

     1.3  Purpose.

          (a) Subject to, and upon the terms and conditions of this Agreement, the purposes of the Partnership are to (i) engage in the Wireless Business, either directly or through one or more Subsidiaries, and to perform activities in furtherance of such Wireless Business as may be approved from time to time by the General Partner; (ii) engage in any other business and perform any other services as may be approved by the General Partner; and
     (iii) engage in any other business and perform any other services as contemplated or required by actions or business plans approved by the General Partner.

          (b) The Partnership shall have all powers now or hereafter conferred by the laws of the State of Delaware on limited partnership formed under the Act and, subject to the limitations of this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct it business.

     2. Modifications to Section 1.10. The definitions for "NonExclusive Services" and "Wireless Exclusive Services" are deleted in their entirety, and the following definition for "Wireless Business" is added:

          "Wireless Business" means (i) the business of providing wireless services including wireless personal communication services and (ii) engaging in activities that support, facilitate or relate to the business described in clause (i)."

     3. Continuing Effect. Except as expressly modified by this Amendment, the Agreement continues unchanged and in full force and effect.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed as of the day and year first above written.


                              SPRINT SPECTRUM
                              HOLDING COMPANY, L.P.


                              By: /s/ Don A. Jensen
                                 Name:  Don A. Jensen
                                 Title: Vice President and Secretary

                              MINORCO, L.P.

                                By: SPRINT ENTERPRISES, L.P.,
                                Its General Partner

                                   By: US TELECOM, INC.,
                                   Its General Partner


                                     By: /s/ Don A. Jensen
                                        Name:  Don A. Jensen
                                        Title: Vice President and Secretary


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